Exhibit 10.5

Written Description of
2011 Executive Incentive Compensation Annual Plan -
Chief Credit Officer

The following is a description of the material terms of the 2011 Executive Incentive Compensation Annual Plan (the “Plan”) that was adopted by the Compensation Committee (the “Committee”) of the Board of Directors of Guaranty Federal Bancshares, Inc. (the “Company”) with respect to the bonus payable to Sheri Biser, the Company’s Chief Credit Officer (the "Executive"), for 2011:

The Plan will pay a maximum of $55,000 of which twenty-five percent (25%) of the bonus amount will be paid in cash and seventy-five percent (75%) will be paid in the form of restricted stock grants.  There are three possible levels of incentive awards: threshold (25%); target (50%); and maximum (100%).  For any bonus amount to be paid, the threshold level of performance must be achieved.  The bonus amount will be prorated for performance achievements between the threshold and target levels and between the target and maximum levels.  The four performance measurements of the Company (and the weight given to each measurement) applicable to each award level are as follows: (i) revenue growth (25%); (ii) net interest margin (25%); (iii) pre-tax net income (25%); and (iv) adversely classified assets to tier 1 capital and allowance for loan losses (25%). The following minimum criteria must all be satisfied before an award is paid under the Plan: (i) net income of the Company for calendar year 2011 of at least 75% of approved budget; (ii) satisfactory audits as determined by the Board of Directors of the Company after review of findings from regulatory examination reports and applicable audits and reviews; (iii) no restatement of income for any prior period previously released; (iv) the bank’s capital ratios must not deteriorate from levels at December 31, 2010 and adversely classified assets to tier 1 capital and allowance for loan losses must not exceed 70%; (v) satisfactory performance appraisal, actively employed by Guaranty Bank, and in good standing at the time the bonus is paid, which will not be prior to the public release of earnings in 2012 for the calendar year 2011; and (vi) the Board of Directors of the Company retains the right to make the final determination of the bonus payment and amount, if any, and may consider other pertinent facts prior to making an award of restricted stock.

The Plan also includes a provision requiring the "clawback" of any bonus paid to the Executive under the Plan.  In the event that any payment under the Plan was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, the Executive shall immediately pay back such payment to the Company.  In addition, in the event that, after a payment has been made under the Plan, the Executive voluntarily terminates his employment and at the time of such termination Guaranty Bank has a composite rating lower than 2 under the CAMELS rating system, the Executive shall immediately pay back the full amount of such bonus amount upon such voluntary termination of employment.

The Plan also includes vesting and holding periods for the restricted stock grants.  The vesting period for these grants shall be two (2) years from the date of grant.  Also, the Executive agrees not to sell, transfer or otherwise dispose of such shares for a period of three (3) years from the date of the award.  Exceptions to such restriction on sale, transfer or disposition may be granted for hardship circumstances to be determined by the Committee.